As filed with the Securities and Exchange Commission on April 8, 2019
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Elbit Systems Ltd.
(Exact name of Registrant as specified in its charter)

N/A
(Translation of Registrant’s name into English)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Advanced Technology Center
P.O Box 539
Haifa 3100401, Israel
Tel: +972 77-294-6404
(Address and telephone number of Registrant’s principal executive offices)

Elbit Systems of America, LLC
4700 Marine Creek Parkway
Fort Worth, Texas 76179
Tel: 817-234-6799
(Name, address, and telephone number for agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Timothy I. Kahler Esq. Troutman Sanders 875 Third Avenue New York, NY 10022 Tel: 212-704-6000	Ron Ben-Menachem, Adv. Nir Dash, Adv. Herzog Fox & Neeman 4 Weizmann Street Tel Aviv 6423904, Israel Tel: +972-3-692-2020 Fax: +972-3-696-6464

Approximate date of commencement of proposed sale under this Offering: As soon as practicable following the effectiveness of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(3)
Ordinary shares, par value NIS 1.0 per share	1,408,921	$131.81	$185,713,891	$22,509
(1)
There are being registered under this registration statement such number of ordinary shares as we have offered and intend to sell in this offering following the registration, which collectively shall have an aggregate price not to exceed $185,713,891. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement includes such indeterminate number of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2)
The price per share that the purchasers committed to pay in this offering is 471.89 New Israeli Shekels per ordinary share. For the purposes of this registration statement, we have converted the price per share at a ratio of US$1 = NIS 3.58, which is the representative exchange rate published on the date of this registration statement. The exchange rate may fluctuate between the date of this registration statement and the date on which we actually receive the funds, which will be received by us in New Israeli Shekels.

(3)	The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act, on the basis of the maximum aggregate offering price of the securities listed.

PROSPECTUS

1,408,921 Shares

Elbit Systems LTD.

Ordinary Shares

We are offering 1,408,921 ordinary shares in a registered direct offering at a negotiated price of $131.81 per share directly to Israeli institutional investors that are not affiliated with us, pursuant to this prospectus and a subscription form with such investors. The ordinary shares sold in this offering are shares that prior to this offering were held by us as treasury shares.

Our ordinary shares are listed on the TASE and quoted on the NASDAQ Global Select Market under the symbol “ESLT”. On April 5, 2019, the last reported sales price of our ordinary shares on the NASDAQ Global Select Market was $136.70.

Investing in our ordinary shares involves a high degree of risk. Before buying any shares, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 11 of this prospectus, under “Risk Factors” in our most recent Annual Report on Form 20-F, and under similar headings in the other documents that are incorporated by reference into this prospectus.

	Per Share	Total
Offering price	$131.81	$185,713,891
Net Proceeds to us (after expenses payable by us)	$131.25	$184,923,394

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Delivery of the ordinary shares is expected to be made on or about April 15, 2019 only in book-entry form through the facilities of our nominee company, Israel Discount Bank Registration Company Ltd.

Prospectus dated April 8, 2019.

TABLE OF CONTENTS

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC. Under this registration process we have offered to sell in this offering the ordinary shares described in this prospectus for an aggregate offering price of $185,713,891.

This prospectus provides you with the specific terms of this offering of our ordinary shares. You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information” beginning on page 23 of this prospectus.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

It is important for you to read and consider all of the information contained in this prospectus and the documents incorporated by reference in these documents in making your investment decision. We include cross-references in this prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus provides the pages on which these captions are located.

You should rely only on the information contained in or incorporated by reference in this prospectus, filed by us with the SEC. We have not authorized anyone to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of any other information that others may give you. This prospectus does not constitute an offer to sell or the solicitation of, an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to:

“Companies Law” refers to the Israeli Companies Law, 5759-1999, as amended.

“Dollars”, “U.S. dollars” and “$” refer to United States Dollars.

“Elbit Systems,” the “Company,” “our company,” the “Registrant,” “us,” “we” and “our” refer to Elbit Systems Ltd., an Israeli company, and its consolidated subsidiaries.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“NASDAQ” refers to the NASDAQ Global Select Market.

“Our shares,” “ordinary shares” and similar expressions refer to the Registrant’s ordinary shares, nominal value New Israeli Shekels 1.0 per share.

“SEC” refers to the United States Securities and Exchange Commission.

“Securities Act” refers to the Securities Act of 1933, as amended.

“Securities Law” refers to the Israeli Securities Law, 5728-1968, as amended.

“Shekels,” and “NIS” refer to New Israeli Shekels.

 PROSPECTUS SUMMARY

The following summary highlights some information about Elbit Systems. It is not complete and does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus, including the “Risk Factors” section on page 11 and the disclosures to which that section refers you, the financial statements and related notes and the other more detailed information appearing elsewhere or incorporated by reference into this prospectus before investing in any of the securities described in this prospectus.

Our Company
Major Activities
We are an international high technology company engaged in a wide range of programs throughout the world. We develop and supply a broad portfolio of airborne, land and naval systems and products for defense, homeland security and commercial applications. Our systems and products are installed on new platforms, and we also perform comprehensive platform modernization programs. In addition, we provide a range of support services.
Our major activities include:

•	military aircraft and helicopter systems;

•	commercial aviation systems and aerostructures;

•	unmanned aircraft systems and unmanned surface vessels;

•	electro-optic and countermeasures systems;

•	land vehicle systems;

•	munitions;

•	command, control, communications, computer intelligence, surveillance and reconnaissance (C4ISR) and cyber systems;

•	electronic warfare and signal intelligence systems; and

•	commercial cyber security products and other commercial activities.
Many of these major activities have a number of common and related elements. Therefore, certain of our subsidiaries, divisions or other operating units often jointly conduct marketing, research and development, manufacturing, performance of programs, sales and after sales support among these major activities.

Principal Market Environment
We operate primarily in the defense and homeland security arenas. There have been recent increased budgetary allocations in these areas in the U.S. and certain European countries, as well as reduced budgetary allocations in certain Latin American and other countries. The nature of military and homeland security actions in recent years, including low intensity conflicts and ongoing terrorist activities, as well as budgetary pressures to focus on leaner but more technically advanced forces, have caused a shift in the defense and homeland security priorities for many of our major customers. As a result we believe there is a continued demand in the areas of C4ISR systems, network centric information systems, intelligence gathering systems, border and perimeter security systems, unmanned aircraft systems (UAS), unmanned surface vessels (USVs), remote controlled systems, precision munitions, vehicle survivability and protection systems, cyber-defense systems, space and satellite based defense capabilities and homeland security solutions. There is also a continuing demand for cost effective logistic support and training and simulation services. We believe our synergistic approach of finding solutions that combine elements of our various activities positions us to meet evolving customer requirements in many of these areas.

We tailor and adapt our technologies, integration skills, market knowledge and operationally-proven systems to each customer’s individual requirements in both existing and new platforms. By upgrading existing platforms with advanced technologies, we provide customers with cost-effective solutions, and our customers are able to improve their technological and operational capabilities within limited budgets. We are experienced in providing “systems of systems”, which enables us to provide overall solutions in a range of areas to meet our customers’ comprehensive defense, homeland security and safety needs.

For a further discussion of our business, we urge you to read the documents incorporated by reference herein, including our Annual Report on Form 20-F for the year ended December 31, 2018. See “Incorporation by Reference” and “Where You Can Find More Information.”

Our legal and commercial name is Elbit Systems Ltd. We were incorporated as a limited liability company under the laws of the State of Israel on August 20, 1996. We are registered with the Israeli Registrar of Companies. Our registration number is 52-004302-7. Article 3 of our restated articles of association or Articles of Association, provides that our objectives are to conduct all types of business as are permitted by law. Our corporate structure consists of Elbit Systems Ltd. and various subsidiaries and investee companies as further described under “Item 4. Information on the Company-Business Overview-Subsidiary Organizational Structure” in our most recent Annual Report on Form 20-F. Our principal executive offices are located in the Advanced Technology Center, Haifa 3100401, Israel, and our principal offices in the United States are the headquarters of Elbit Systems of America, LLC at 4700 Marine Creek Parkway, Fort Worth, Texas. Elbit Systems of America, LLC has been appointed as our agent in the United States. Our telephone number is +972-77-2945315 and our website is www.elbitsystems.com. The information contained on our website or that can be accessed through such website does not constitute a part of this form and is not incorporated by reference herein.

THE OFFERING

Ordinary shares in the offering	1,408,921 ordinary shares
Ordinary shares outstanding prior to this offering *	42,753,182 ordinary shares
Ordinary shares to be outstanding after this offering	44,162,103 ordinary shares
Price per share	$131.81**
Use of proceeds
We estimate that the net proceeds from the sale of our ordinary shares in this offering will be approximately $184.9 million, after deducting estimated transactional expenses payable by us. We intend to use the net proceeds for general corporate purposes. See “Use of Proceeds” on page 14 of this prospectus.

Risk factors
This investment involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus and in the documents incorporated by reference herein (including under “Risk Factors” in our most recent Annual Report on Form 20-F) for a discussion of the risks you should carefully consider before deciding to invest in our ordinary shares.

NASDAQ Global Select Market Symbol	“ESLT”

*
Unless otherwise stated, all information in this prospectus is based on 42,753,182 ordinary shares issued and outstanding as of March 15, 2019, excluding up to 1,000,000 ordinary shares underlying the options approved in the 2018 Equity Incentive Plan.

**
The price per share that the purchasers committed to pay in this offering is 471.89 New Israeli Shekels per ordinary share. For the purposes of this registration statement, we have converted the price per share at a ratio of US$1 = NIS 3.58, which is the representative exchange rate published on the date of this registration statement. The exchange rate may fluctuate between the date of this registration statement and the date on which we actually receive the funds, which will be received by us in New Israeli Shekels

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain or incorporate statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws.

These forward-looking statements include, but are not limited to, statements regarding the following matters:

•	the scope and length of customer contracts;

•	governmental regulations and approvals;

•	changes in governmental budgeting priorities;

•	general market, political and economic conditions in the countries in which we operate or sell, including Israel and the United States among others;

•	differences in anticipated and actual program performance, including the ability to perform under long-term fixed-price contracts;

•	the impact on our backlog from export restrictions by the Government of Israel;

•	our ability to achieve strategic goals from acquisitions of businesses and the risks associated with the integration of such businesses;

•	our ability to protect our proprietary information and avoid, withstand and/or recover from cyber attacks on our systems;

•	the effect of competitive products, technology and pricing;

•	our ability to attract, incentivize and retain key employees;

•	changes in applicable tax rates;

•	fluctuations in foreign currency exchange rates;

•	inventory write-downs and possible liabilities to customers from program cancellations due to political relations between Israel and countries where our customers may be located;

•	the outcome of legal and/or regulatory proceedings; and

•	changes in the price of our shares.

In some cases, forward-looking statements are identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from those projected. These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. The forward-looking statements contained in this prospectus are subject to risks and uncertainties, including those discussed under the heading “Risk Factors” in our most recent Annual Report on Form 20-F and in our other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we are under no duty (and expressly disclaim any such obligation) to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described below and under “Risk Factors” in our most recent Annual Report on Form 20-F or in any updates in our reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference herein or therein, including in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on, or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to this Offering

If you purchase our ordinary shares in this offering, you will experience immediate and substantial dilution in the book value of your investment.

The offering price of our ordinary shares in this offering is substantially higher than the net tangible book value per share of our ordinary shares before giving effect to this offering. Accordingly, if you purchase our ordinary shares in this offering, you will incur immediate substantial dilution of approximately $114.21 per share, representing the difference between the offering price and our as adjusted net tangible book value as of December 31, 2018.

Furthermore, if outstanding options are exercised, you could experience further dilution. For a further description of the dilution that you will experience immediately after this offering, see the section in this prospectus entitled “Dilution.”

A substantial number of ordinary shares may be sold in the market following this offering, which may depress the market price for our ordinary shares.

Issuances or sales of a substantial number of our ordinary shares in the public market, or the perception that such issuances or sales may occur following this offering, could adversely affect the price of our ordinary shares. A substantial majority of our outstanding ordinary shares are, and the ordinary shares to be sold in this offering will be, freely tradable without restriction or further registration under the Securities Act. In addition, we have issued a substantial number of ordinary shares in connection with the vesting of restricted share units and the exercise of options and warrants to purchase our ordinary shares, including pursuant to our incentive plans, and in the future we may issue additional shares in connection with the vesting of restricted share units and the exercise of existing options and warrants, which are eligible for, or may become eligible for, unrestricted resale. Any sale or registration of such shares in the public market or otherwise could reduce the prevailing market price for our ordinary shares, as well as make future sales of equity securities by us less attractive or even not feasible, thus limiting our capital resources.

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our ordinary shares.

 Our management will have broad discretion over the use of the net proceeds from this offering, and we could spend the proceeds from this offering in ways our shareholders may not agree with or that do not yield a favorable return, if at all. We intend to use the net proceeds of this offering for general corporate purposes. However, our use of these proceeds may differ substantially from our current plans. You will be relying on the judgment of our management with regard to the use of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways with which you would agree. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow. See “Use of Proceeds.”

Your rights and responsibilities as a shareholder will be governed by Israeli law, which differs in some material respects from the rights and responsibilities of shareholders of U.S. corporations.

Since we are incorporated under Israeli law, the rights and responsibilities of our shareholders are governed by our Articles of Association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to the company’s articles of association, an increase of the company’s authorized share capital, a merger of the company and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of an office holder in the company, or has another power with respect to the company, has a duty to act fairly towards the company. Israeli law does not define the substance of this duty of fairness and there is limited case law available to assist us in understanding the nature of this duty or the implications of these provisions. These provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.

CAPITALIZATION AND INDEBTEDNESS
The following table sets forth our cash, investments and total capitalization as of December 31, 2018, as follows:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the intended sale of 1,408,921 ordinary shares by us in this offering, after deducting estimated transactional expenses payable by us.

The financial data in the following table should be read in conjunction with our audited consolidated financial statements included in our most recent Annual Report on Form 20-F, as well as other information that has been incorporated by reference in this prospectus.

	As of December 31, 2018
		As Adjusted
	Actual	(Unaudited)
	(in thousands of Dollars)
Cash, cash equivalents and bank deposits*	$226,398	$411,321

Short-term debt	271,367	271,367
Long-term debt	523,952	523,952
Total debt	795,319	795,319

Net debt	568,921	383,998

Shareholders’ equity:
ordinary shares of NIS 1.0 nominal value: 80,000,000 shares authorized, actual and as adjusted; 42,753,182 shares issued and outstanding, actual;** 44,162,103 shares issued and outstanding, as adjusted (unaudited)	12,348	12,742
Additional paid-in capital	263,556	407,657
Retained earnings	1,691,921	1,691,921
Accumulated other comprehensive profit (loss)	(94,944)	(94,944)
Treasury shares	(40,428)	-
Total Elbit Systems Ltd. shareholders’ equity	1,832,453	2,017,376
Non-controlling interest	21,955	21,955
Total Equity	1,854,408	2,039,331

Total capitalization and indebtedness, net	$2,423,329	$2,423,329
_____________________________

*	Including restricted deposits.
**
The number of ordinary shares shown as issued and outstanding as of December 31, 2018, in the above table excludes 1,408,921 ordinary shares held by us as treasury shares, as well as up to 1,000,000 ordinary shares underlying the options approved in the 2018 Equity Incentive Plan.

2018 Equity Incentive Plan

In February 2018, the Company’s board of directors approved the 2018 Equity Incentive Plan for Executive Officers, or the 2018 Equity Incentive Plan. The purpose of this plan was to enable the Company to link the compensation and benefits of its executive officers with the future growth and success of the Company and its affiliates and with long-term shareholder value. The 2018 Equity Incentive Plan consists of 1,000,000 options to be exercised under a net exercise mechanism which entitles the recipients to exercise the options for an amount of shares reflecting only the benefit factor. The options were allocated, subject to the required approvals, to the Company’s Israeli executive officers.

The exercise price of an option is determined in U.S dollars and is the higher of: (i) the average closing share price of our shares on the TASE, during the period of thirty (30) trading days preceding the date on which the Company's board of directors approves the granting of the respective options, converted into U.S. Dollars by applying the average representative U.S. dollar - NIS exchange rate during such thirty (30) trading days period; or (ii) the closing share price of our shares on the TASE on the last trading date preceding the date on which the Company's board of directors approves the granting of the respective options, converted into the U.S. dollars by applying the representative U.S. dollar - NIS exchange rate.

According to the 2018 Equity Incentive Plan, the options become vested and exercisable in accordance with the following vesting schedule:

•	Forty percent (40%) of the options are vested and exercisable from the second anniversary of the grant date;

•	An additional twenty percent (20%) of the options are vested and exercisable from the third anniversary of the grant date;

•	An additional twenty percent (20%) of the options are vested and exercisable from the fourth anniversary of the grant date; and

•	The remaining twenty (20%) of the options are vested and exercisable from the fifth anniversary of the grant date.

The options expire no later than 63 months from the date of grant.

As of December 31, 2018, there were 35,000 options available for future grants under the 2018 Equity Incentive Plan.

The following is a summary of Elbit Systems’ share option activity under the 2018 Equity Incentive Plan:

	As of December 31, 2018
	Number of options	Weighted average exercise price
Outstanding - beginning of the year	—	—
Granted	965,000	$128.48
Outstanding - end of the year	965,000	$128.48

Options exercisable at the end of the year	—	—

The aggregate intrinsic value represents the total intrinsic value (the difference between Elbit Systems’ closing share price on the last trading day of the fourth quarter of the applicable fiscal year and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2018. This amount changes, based on the market price of the Company’s stock and the average exercise price of in-the-money options. Aggregate intrinsic value of outstanding options as of December 31, 2018, was zero.

As of December 31, 2018, 959,596 options were expected to be vested at a weighted average exercise price of $128.48 per share. The weighted average remaining contractual life of exercisable options as of December 31, 2018, is approximately 4.94 years, and their aggregate intrinsic value is zero.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 1,408,921 ordinary shares in this offering will be approximately $184.9 million, after deducting estimated transactional expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes.

PLAN OF DISTRIBUTION

We have engaged Barak Capital Underwriting Ltd. as a distributer in Israel, to offer and sell 1,408,921 ordinary shares to Israeli institutional investors in this offering. The Israeli institutional investors are all sophisticated investors as defined in the first addendum to the Israeli Securities Law, 1968, and have committed to purchase, in the aggregate 1,408,921 ordinary shares for the purchase price of $131.81 per ordinary share. We established the price following negotiations with the investors and with reference to the prevailing market price of our ordinary shares, recent trends in such price and other factors. None of the investors are affiliated to the Company. Each of the Israeli institutional investors participating in the offering, will commit to purchase our ordinary shares by signing a subscription form.

There are five institutional investors that intend to subscribe for more than 5% of the offering, as follows:

•	Altshuler Shaham Provident Funds and Pension Ltd

•	Shotfut Menayot Israel Phoenix Amitim

•	Clal Israel Equity Basket Partnership

•	Meitav Dash Provident Funds And Pension Ltd

•	Israel Shares Partnership (Harel Insurance)

In consideration for acting as the distributer in this offering, Barak Capital Underwriting Ltd. will receive approximately $526 thousand.

DIVIDEND POLICY

We do not have an established dividend policy. We have consistently paid a quarterly dividend to our shareholders. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on a number of factors, including future earnings, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, our strategic goals and plans to expand our business, applicable law and other factors that our board of directors may deem relevant.

Our Articles of Association provide that the Board may approve dividend payments to shareholders out of surplus earnings as permitted by applicable law. The Companies Law restricts our ability to declare dividends. Unless otherwise approved by a court, we can distribute dividends only from “profits” (as defined by the Companies Law), and only if there is no reasonable concern that the dividend distribution will prevent us from meeting our existing and foreseeable obligations as they become due. In addition, the payment of dividends may be subject to Israeli withholding taxes.

DILUTION

If you invest in our ordinary shares, you will experience immediate and substantial dilution to the extent of the difference between the purchase price of our ordinary shares in this offering and the pro forma net tangible book value per share of our ordinary shares immediately after this offering.

Our historical net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the actual number of outstanding ordinary shares. The historical net tangible book value of our ordinary shares as of December 31, 2018, was $592.5 million or $13.86 per share.

After giving effect to the sale of 1,408,921 ordinary shares in this offering at the price of $131.81 per share, and after deducting estimated transactional expenses payable by us, our pro forma net tangible book value as of December 31, 2018, would have been approximately $777.4 million , or $17.60 per share. This amount represents an immediate increase in net tangible book value of $3.74 per share as a result of this offering and an immediate dilution of approximately $114.21 per share to new investors.

The following table illustrates this dilution on a per share basis to new investors:

Offering price per share		$131.81
Net tangible book value per share before this offering, as of December 31, 2018	$13.86
Increase in net tangible book value per share attributable to investors in this offering	$3.74
Pro forma net tangible book value per share after this offering		$17.60
Dilution in pro forma tangible book value per share to new investors		$114.21

EXPENSES

We are paying all of the expenses of the registration of our shares under the Securities Act, including, to the extent applicable, registration and filing fees, printing and duplication expenses, administrative expenses, accounting fees and the legal fees of our counsel. The following is a statement of estimated expenses at the present time in connection with the distribution of the securities registered hereby. All amounts shown are estimates except the SEC registration fee.

(In thousands of Dollars)
Distributer fees	$526
SEC registration fee	23
TASE registration fees	39
Bank registration fees	74
Legal fees and expenses	70
Accountants fees and expenses	58
Total	$790

DESCRIPTION OF CAPITAL STOCK

The following description of our ordinary shares and provisions of our Articles of Association is a summary and does not purport to be complete.

The description of the ordinary shares contained in this prospectus summarizes the material terms and provisions of the ordinary shares that we have offered and intend to sell in this offering.

We intend to sell in this offering 1,408,921 ordinary shares, at a price of $131.81 per share, at an aggregate gross consideration of $185,713,891.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a subscription form.

General

Our authorized share capital consists of 80,000,000 ordinary shares, par value NIS 1.0 per share, of which 42,753,182 shares are issued and outstanding as of March 15, 2019.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Purposes of the Company

Our registration number with the Israeli Registrar of Companies is 52-004302-7. Our purpose as set forth in our Articles of Association is to engage in any lawful activity.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our Articles of Association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our Articles of Association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a meeting of shareholders have the power to elect all of our directors.

Our Articles of Association authorize a maximum of 17 directors, a minimum of five directors and, unless otherwise approved by our shareholders, the number of directors will be nine.

Pursuant to our Articles of Association, our directors, who are not external directors, are elected by the shareholders at the annual general shareholders meeting. They hold office until the conclusion of the next annual general shareholders meeting, which is held at least once every calendar year but not more than 15 months after the previous annual general shareholders meeting. Between annual general shareholders meetings our board of directors may appoint new directors to fill vacancies. The external directors are elected at a general shareholders meeting as described in our most recent Annual Report on Form 20-F under “Item 6. Directors, Senior Management and Employees - Board Practices - External Directors.”

Dividend and Liquidation Rights

We do not have an established dividend policy. We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. We have consistently paid a quarterly dividend to our shareholders. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise.

Our Articles of Association provide that the Board may approve dividend payments to shareholders out of surplus earnings as permitted by applicable law. Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event that we were to go into liquidation, any surplus remaining after the payment of liabilities would be distributed to the shareholders in proportion to the amount paid by each on account of the nominal value of the shares paid. No account is taken of any premiums paid in excess of the nominal value.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our Articles of Association as extraordinary general meetings. Our board of directors may convene an extraordinary general meeting when and as it sees fit. In addition the board of directors must, according to statute, convene an extraordinary general meeting if it receives a demand to do so from either: (i) at least two directors; (ii) at least one quarter of the members of the board of directors; or (iii) one or more shareholders who hold: (A) an aggregate of at least 5% of our issued share capital and at least 1% of all voting rights; or (B) at least 5% of the Company’s issued voting shares, and in such case the extraordinary meeting must be held not more than 56 days from the submission date of such request to the board of directors and not later than 35 days from the applicable notice to shareholders described below. Any demand by a person or persons, as described in (i), (ii) and/or (iii) of this paragraph, who demands that an extraordinary general meeting be convened, must be made in writing and sent to our registered office.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between 4 and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•	amendments to our articles of association;

•	appointment or termination of our auditors;

•	approval of certain related-party transactions;

•	increases or reductions of our authorized share capital;

•	a merger; and

•
the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

Subject to the provisions of our Articles of Association, as well as applicable law and regulations, including applicable laws and regulations of any stock market on which our shares are listed, notice of an annual general meeting and of an extraordinary general meeting must be sent at least 21 days (and in some cases at least 35 days) in advance to all shareholders recorded in our shareholders registry. Such notice must include the place, date and hour of the meeting, the agenda for the meeting, the proposed resolutions and instructions for proxy voting.

Under the Companies Law, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Voting Rights

Quorum Requirements

The quorum required for a meeting of shareholders, except in the case of certain extraordinary meetings convened in special circumstances, consists of at least two shareholders present in person or by proxy or other voting instrument and holding or representing between them at least one-third of the voting power. The chair of our board or directors generally presides at our shareholders’ meetings. A meeting adjourned for lack of a quorum will be adjourned to the same day in the following week, at the same time and place, or to the day, time and place that the board of directors determines, with notice to the shareholders. At the reconvened meeting, if a quorum is not present within one-half hour from the time appointed for holding the adjourned meeting, the required quorum then is two shareholders, present in person or by proxy or other voting instrument, representing at least 10% of the voting power. Nasdaq Listing Rule 5620(c) provides that a company listed on the NASDAQ should have a quorum requirement for shareholder meetings of at least one-third of the company’s outstanding common voting stock. As described above, our general quorum requirement is consistent with the Nasdaq Listing Rule. However, in the case of an adjourned meeting, our Articles of Association, consistent with what is permissible under the Companies Law, provide for a 10% quorum requirement.

Vote Requirements

In general, subject to the Companies Law, ordinary resolutions in a general meeting require approval of a majority of the votes cast at the general meeting, whether in person or by proxy. Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder or an extraordinary transaction in which a controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s related party (even if such terms are not extraordinary), (iii) the approval or amendment of a company’s compensation policy for its officers and directors, (iv) the approval of compensation to an officer or director in deviation from the approved compensation policy, and (v) the approval of compensation of a company’s chief executive officer, require certain special majority approvals pursuant to Israeli law.

A “controlling shareholder” is defined by the Companies Law as any shareholder that has the ability to direct a company’s activities, other than merely by virtue of being an officer or director of the company. A person is presumed to be a controlling shareholder of a company with respect to any transaction proposed to be approved by the shareholders (a) if it holds or controls, by itself or together with others, 50% or more of any one of the “means of control” of the company, or (b) if it holds or controls, by itself or together with others who also possess a personal interest in the approval of the same transaction, 25% or more of the voting rights in the company if no other shareholder holds or controls more than 50% of the voting rights in the company. “Means of control” is defined as any one of (i) the right to vote at a general meeting of the company, or (ii) the right to appoint directors of the company or its chief executive officer.

Access to Corporate Records

Under the Companies Law, shareholders are provided access to: minutes of our general meetings; our shareholders register and principal shareholders register, articles of association and annual audited financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

We currently have only one class of shares. Under the Companies Law and our Articles of Association, the rights attached to any class of shares, such as voting, liquidation and dividend rights, may be amended by way of a resolution at a general meeting of shareholders, subject to the consent of the shareholders of the class whose rights are being impaired by the proposed change or subject to the adoption of a resolution by a special majority of the general meeting of the shareholders of such class, all of which would be subject to other terms if and as provided by the terms of issuance of a particular class of shares.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company, and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares, is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (i) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (ii) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares from shareholders who accepted the tender offer that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to offer to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) the offeror acquired shares representing at least 5% of the voting power in the company and (ii) the number of shares tendered by shareholders who accept the offer exceeds the number of shares held by shareholders who object to the offer (excluding the controlling shareholders of the purchaser and holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, the purchaser or any person or entity controlling it at the time of the offer or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shareholders. In the case of the target company, approval of the merger further requires a majority vote of each class of its shares.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the meeting of shareholders that are held by parties other than the shares held by the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger is with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the approval of a special majority of the votes cast by shareholders who are present and voting (disregarding abstentions) who (i) are not controlling shareholders and (ii) do not have a personal interest in the matter, unless the votes cast against the arrangement by shareholders who are not controlling shareholders and who do not have a personal interest in the matter who were present and voted constitute 2% or less of the voting power of the Company.

If the transaction would have been approved by the shareholders of a merging company if it were not for the need for separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the respective values assigned to each of the parties to the merger and the consideration offered to the shareholders of the target company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger is filed with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-Takeover Measures under Israeli Law

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. Currently there are no preferred shares authorized under our Articles of Association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our Articles of Association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law.

Borrowing Powers

Pursuant to the Companies Law and our Articles of Association, our board of directors may exercise all powers and take all actions that are not required under law or under our Articles of Association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our Articles of Association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Transfer Agent and Registrar

Our U.S. transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, LLC.

Listing

Our ordinary shares are listed on the TASE and quoted on the NASDAQ under the symbol “ESLT”.

Share History

Over the past three years, the issued share capital of our ordinary shares has increased from 42,730,068 as of January 1, 2016 to 42,753,182 as of March 15, 2019, due to the exercise of 23,114 options. Other than the exercise of such options, there have been no changes in our issued share capital.

LEGAL MATTERS

The validity of our securities will be passed upon by Herzog Fox & Neeman, our Israeli counsel. Troutman Sanders LLP, will be passing upon matters of United States law for us with respect to securities offered by this prospectus.

EXPERTS

The consolidated financial statements of  Elbit Systems Ltd. as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, and the report on the effectiveness of internal controls over financial reporting as of December 31, 2018, appearing in our Annual Report on Form 20-F and incorporated by reference in this Prospectus and Registration Statement, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their reports thereon appearing and incorporated by reference elsewhere herein which, as to the year 2018, are based in part on the reports of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited and Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firms. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The financial statements of IMI Systems Ltd., which are not separately presented in this prospectus, have been audited by Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, whose report thereon is incorporated by reference. The financial statements of Elbit Systems Ltd., to the extent they relate to IMI Systems Ltd., have been incorporated by reference in reliance on the report of Kesselman & Kesselman, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in Israel. Service of process upon us and upon our directors and officers and any Israeli experts named in this Registration Statement, most of whom reside in Israel, may be difficult to obtain within the United States. Furthermore, because a majority of our assets and a significant number of our directors and officers are located in Israel, any judgment obtained in the United States against us or certain of our directors and officers may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel, Herzog Fox & Neeman, that it may be difficult to assert U.S. securities laws claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws on the grounds that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Matters of procedure will also be governed by Israeli law.

We have appointed Elbit Systems of America, LLC, as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering under this prospectus or any purchase or sale of securities in connection with this offering. Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

•
the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law prevailing in Israel;

•	the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments of Israeli courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•	the judgment is not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

•	an action between the same parties in the same matter was not pending in any Israeli court at the time at which the lawsuit was instituted in the foreign court; and

•	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.elbitsystems.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus is part of a Registration Statement we filed with the SEC. This prospectus omits some information contained in the Registration Statement in accordance with SEC rules and regulations. You should review the information and exhibits in the Registration Statement for further information about us and our consolidated subsidiaries and the securities we intend to sell in this offering. Statements in this prospectus concerning any document we filed as an exhibit to the Registration Statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the Registration Statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC, except for information “furnished” under Items 2.02 or 7.01 and any related Items 9.01 on Form 6-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, until the termination of the offering of ordinary shares contemplated hereby:

•	our Annual Report on Form 20-F (SEC File No. 000-28998) for the fiscal year ended December 31, 2018, filed with the SEC on March 19, 2019; and

•	our current reports on Form 6-K filed with the SEC on March 19, 2019, on March 27, 2019 and on April 5, 2019.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 6-K and exhibits filed on such form that are related to such items unless such Form 6-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the Registration Statement of which this prospectus is a part and prior to effectiveness of such Registration Statement, until we file a post-effective amendment that indicates the termination of the offering of ordinary shares contemplated hereby, which will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements. Elbit Systems will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Elbit Systems Ltd.
Advanced Technology Center
P.O. Box 539
Haifa 3100401, Israel
Tel: +972-77-294-6404
Attention: Chief Financial Officer

1,408,921 Shares

ELBIT SYSTEMS LTD.

Ordinary Shares

PROSPECTUS
April 8, 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors, Officers and Employees

Exemption, Insurance and Indemnification under the Companies Law

Under the Israeli Companies Law, 5759-1999, as amended, or the Companies Law, an Israeli company may not exempt an Office Holder (as defined in the Companies Law) (generally Elbit Systems’ directors and executive officers) from liability with respect to a breach of his or her duty of loyalty, but may exempt in advance an Office Holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care, provided that a relevant provision is included in the company’s articles of association. However, a company may not exempt in advance a director from his or her liability to the company with respect to a breach of duty of care in connection with a distribution made by the company.

To the extent specifically allowed by the company’s articles of association, the Companies Law permits a company to obtain an insurance policy covering liabilities of Office Holders resulting from their actions in fulfilling their roles as Office Holders, in any of the following instances:

•	breach of the Office Holder’s duty of care to the company or to another person;

•
breach of the Office Holder’s duty of loyalty to the company, to the extent that the Office Holder acted in good faith and had reasonable basis to believe that the act would not prejudice the interests of the company; or

•	monetary liabilities imposed on the Office Holder for the benefit of another person.

The Israeli Securities Law – 1968, or the Securities Law also permits such an insurance policy to cover a payment which an Office Holder is obligated to make to an injured party as set forth in the relevant sections of the Securities Law as well as expenses incurred by an Office Holder in connection with certain proceedings that are specified in the Securities Law, including reasonable litigation expenses (including attorneys’ fees), provided that a relevant provision is included in the company’s articles of association.

Under the Companies Law, a company may indemnify an Office Holder against monetary liabilities and expenses imposed on or incurred by the Office Holder as a result of an act done by virtue of his or her role as an Office Holder for the following matters:
(i)    financial liability imposed on the Office Holder in favor of another person pursuant to a judgment, including a judgment in the course of settlement arrangements or an arbitrator’s award approved by a court;
(ii)     reasonable litigation expenses, including attorneys’ fees, incurred by the Office Holder in an investigation or proceeding that has concluded without an indictment being filed and without any monetary liabilities being imposed on the Office Holder in lieu of criminal proceedings or has concluded without the filing of any indictment but with the imposition of monetary liability in lieu of criminal proceedings in an offence that does not require proof of criminal intent or in connection with a monetary sanction; and
(iii)    reasonable litigation expenses, including attorneys’ fees, incurred by the Office Holder or imposed by a court in a proceeding instituted against the Office Holder by the company, on its behalf or by any other person, or in connection with criminal proceedings in which the Office Holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law, a company may indemnify an Office Holder in respect of certain liabilities, either in advance of an event or following an event. If a company undertakes to indemnify an Office Holder in advance of an event, the indemnification, pursuant to (i) above, must be limited to foreseeable events in light of the company’s actual activities at the time the company undertook such indemnification and also limited to amounts or criteria determined by the board of directors as reasonable under the circumstances, and the undertaking to indemnify will specify any such events, amounts or criteria.

In addition, a company may indemnify an Office Holder in respect of payments that the Office Holder is obligated to make to an injured party as set forth in the relevant sections of the Securities Law, including reasonable litigation expenses (including attorneys’ fees). These indemnifications are subject to the inclusion of relevant provisions in the company’s articles of association.

A company may not indemnify an Office Holder or enter into an insurance contract that would provide coverage for, or exempt an Office Holder from, liability to the company with respect to any of the following:

•
a breach of duty of loyalty, except indemnification or insurance that provides coverage for a breach of a duty of loyalty to the company while acting in good faith and having reasonable basis to believe that such act would not prejudice the interests of the company;

•	a willful or reckless breach of duty of care, other than mere negligence;

•	an act done with the intent to unlawfully realize a personal gain;

•	a fine, monetary penalty or forfeiture imposed upon such Office Holder; or

•	certain monetary liabilities that are set forth in the Securities Law.

Insurance and Indemnification of Directors and Officers under the Articles of Association

In accordance with and subject to the provisions of the Companies Law and the Securities Law, our restated articles of association or Articles of Association allow for directors and officers liability insurance, in respect of a liability or payment imposed on a director or officer as a result of an act carried out by such person in his or her capacity as a director or officer. This insurance may cover:

•	a breach of his or her duty of care to Elbit Systems Ltd. (Elbit Systems) or the Company or to another person;

•
a breach of his or her duty of loyalty to Elbit Systems, provided that the director or officer acted in good faith and had reasonable basis to assume that his or her act would not harm the interests of Elbit Systems;

•	a financial obligation imposed on him or her in favor of another person;

•	a payment that he or she is obligated to pay to an injured party as set forth in the relevant sections of the Securities Law;

•	expenses incurred by him or her in connection with certain administrative proceedings specified in the Securities Law, including reasonable litigation expenses (including attorneys’ fees); or

•	any other event for which insurance of a director or officer is or may be permitted.

In addition, in accordance with and subject to the Companies Law and the Securities Law, our Articles of Association permit indemnification, retroactively or in advance, of a director or officer against liability, payment or expense imposed on or incurred by him or her as a result of an act carried out in his or her capacity as a director or officer, that may include:

•
a monetary liability imposed on the director or officer or paid by him or her in favor of a third party under a judgment, including a judgment by way of compromise or a judgment of an arbitrator approved by a court; provided however, that in case such undertaking is granted in advance it will be limited to events which, in the board or director’s opinion, are foreseeable in light of Elbit Systems’ actual activities at the time of granting the obligation to indemnify, and to a sum or under criteria as the board of director deems reasonable under the circumstances, and the undertaking to indemnify will specify the aforementioned events and sum or criteria;

•	a payment imposed on him or her in favor of an injured party in the circumstances specified in the Securities Law;

•
reasonable litigation expenses (including attorneys’ fees), incurred by a director or officer as a result of an investigation or proceeding conducted against him or her by an authority authorized to conduct such investigation or procedure, provided that such investigation or procedure: (i) concludes without the filing of an indictment against the director or officer and without imposition of monetary payment in lieu of criminal proceedings; or

(ii) concludes with imposing on the director or officer a monetary payment in lieu of criminal proceedings, provided that the alleged criminal offense in question does not require proof of criminal intent or was incurred by the director or officer in connection with a monetary sanction imposed by the Companies Law or the Securities Law;

•
expenses incurred by a director or a officer in connection with certain administrative proceedings set forth in the Securities Law, including reasonable litigation expenses (including attorneys’ fees);

•	reasonable litigation expenses (including attorneys’ fees), expended by the director or officer or imposed on him or her by the court for:

o	proceedings issued against him or her by or on Elbit Systems’ behalf or by a third party;

o	criminal proceedings from which the director or officer was acquitted; or

o	criminal proceedings in which he or she was convicted of an offense that does not require proof of criminal intent; or

•	any other liability or expense for which it is or may be permissible to indemnify a director or an officer.

Our Articles of Association permit the grant of similar indemnification to any person acting on behalf or at the request of Elbit Systems as a director or officer of another company in which Elbit Systems is directly or indirectly a shareholder or has any other interest. However, any indemnification so granted by Elbit Systems may not exceed 25% of Elbit Systems’ consolidated shareholders equity as reflected in our most recent consolidated financial statements published prior to the date of the indemnification payment.

In November 2011, Elbit Systems’ audit committee, board of directors and shareholders approved the grant to members of our board of directors, including to Messrs. Michael Federmann and David Federmann (who may each be considered a direct or indirect controlling shareholder of the Company), of indemnification letters reflecting the above conditions and limitations. Similar letters were also approved by the audit committee and the board of directors for indemnification of Office Holders of Elbit Systems who are not directors.

According to the Companies Law, the granting by a public company, such as Elbit Systems, of an indemnification letter to an Office Holder who may be considered as a direct or indirect controlling shareholder of that company, requires re-approval every three years by the company’s compensation committee, the board of directors and the company’s shareholders.

The indemnification letters originally granted to Michael Federmann and David Federmann in November 2011 were last re-approved by our shareholders on November 30, 2017, at the annual general meeting of shareholders, for an additional period of three years commencing on December 1, 2017.

Elbit Systems’ compensation policy allows Elbit Systems to purchase, from time to time during the term of the compensation policy, directors and officers (D&O) liability insurance; provided that the coverage limit will not exceed $150 million and that the insurance policy terms, as well as the premium paid, will reflect current market conditions with respect to the Company and the nature of its operations and will not exceed $1 million for each such insurance policy. In accordance with the Israeli Companies Regulations (Relief from Related Parties’ Transactions), 5760-2000, the inclusion of Michael Federmann and David Federmann (who may be considered direct or indirect controlling shareholders of the Company) and of Bezhalel Machlis, Elbit Systems' President and CEO, in any D&O liability insurance policy requires the approval of our compensation committee that with respect to the D&O insurance policy applicable to each of them (i) the terms of the policy are either less favorable or similar to those applicable with respect to other Office Holders of the Company, (ii) is purchased on market terms and (iii) the purchase thereof will not have a material effect on the Company’s profitability, assets or obligations.

In respective meetings held on January 28, 2019, Elbit Systems’ compensation committee and our board of directors approved the purchase of a D&O liability insurance policy which complies with the provisions of our compensation policy and further approved the inclusion therein of Michael Federmann and David Federmann (who may be considered direct or indirect controlling shareholders of the Company) and of Bezhalel Machlis, Elbit Systems’ President and CEO, in accordance with the requirements of the Israeli Companies Regulations (Relief from Related Parties’ Transactions), 5760-2000. As of March 15, 2019, the D&O policy’s limit of liability was $100 million, and the annual premium was $488,650.

Item 9. Exhibits

The exhibits listed on the exhibit index at the end of this Registration Statement have been furnished together with this Registration Statement.

Item 10. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities of the undersigned registrant, the undersigned registrant undertakes that in a primary offering of its securities pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Haifa, Israel on April 8, 2019.

ELBIT SYSTEMS LTD.

By:	/s/ Bezhalel Machlis
Name: Bezhalel Machlis
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Bezhalel Machlis and Joseph Gaspar, severally, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done provided two of the above-listed attorneys-in-fact act together on behalf of such person, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute or substitutes, may lawfully do or cause to be done by virtues hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature and Name	Title	Date

/s/ Bezhalel Machlis	President and Chief Executive Officer (principal executive officer)	April 8, 2019
Bezhalel Machlis

/s/ Joseph Gaspar	Chief Financial Officer (principal financial officer and principal accounting officer)	April 8, 2019
Joseph Gaspar

/s/ Michael Federmann	Chairman of the Board of Directors	April 8, 2019
Michael Federmann

/s/ David Federmann	Director	April 8, 2019
David Federmann

/s/ Rina Baum	Director	April 8, 2019
Rina Baum

Signature and Name	Title	Date

/s/ Yoram Ben-Zeev	Director	April 8, 2019
Yoram Ben-Zeev

/s/ Yehoshua Gleitman	Director	April 8, 2019
Yehoshua Gleitman

/s/ Dov Ninveh	Director	April 8, 2019
Dov Ninveh

/s/ Ehood (Udi) Nisan	Director	April 8, 2019
Ehood (Udi) Nisan

/s/ Dalia Rabin	Director	April 8, 2019
Dalia Rabin

/s/ Yuli Tamir	Director	April 8, 2019
Yuli Tamir

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES Elbit Systems of America, LLC
By:	/s/ Raanan Horowitz	Authorized	April 8, 2019
Name:	Raanan Horowitz	Representative in the
Title:	President and CEO	United States

EXHIBIT INDEX

Exhibit No.	Description

4.1	The Registrant’s Memorandum of Association*

4.2	The Registrant’s Restated Articles of Association**

5.1	Opinion of Herzog, Fox & Neeman Law Offices, Israeli counsel to the Registrant, as to the validity of the ordinary shares being registered (including consent) †

10.1	Subscription Form †

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, Independent Registered Public Accounting Firm †

23.2	Consent of Kesselman & Kesselman a member firm of PricewaterhouseCoopers International Limited, Independent Registered Public Accounting Firm†

23.3	Consent of Somekh Chaikin a member firm of KPMG International, Independent Registered Public Accounting Firm†

23.4	Consent of Herzog, Fox & Neeman Law Offices (included in the opinion filed as Exhibit 5.1) †

24.1	Powers of Attorney (included on signature page) †

*	Filed as an exhibit to Elbit Systems’ Annual Report on Form 20-F (File No. 0-28998) for the year ended December 31, 2000, filed with the SEC on April 5, 2001, and incorporated herein by reference.

**
Filed as Exhibit 2 to Elbit Systems’ Report of Foreign Private Issuer on Form 6-K, filed with the SEC on March 26, 2008, and incorporated herein by reference; as amended by that certain amendment filed as Annex A to Exhibit 1 to Elbit Systems’ Report of Foreign Private Issuer on Form 6-K, filed with the SEC on October 25, 2011, and incorporated herein by reference.

†	Filed herewith.